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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                       [_]
Filed by a Party other than the Registrant    [X]

check the appropriate box:
[ ]   Preliminary Proxy Statement
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12

                                              [_]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e) (2)

                            COMPUTER HORIZONS CORP.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   AQUENT LLC
   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price on other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

     [_]  Fee paid previously with preliminary material





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     [_]  check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

               1.   Amount Previously Paid:

               2.   Form, Schedule or Registration Statement No.:

               3.   Filing Party:

               4.   Date Filed:


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[AQUENT LOGO]

FOR IMMEDIATE RELEASE


     COMPUTER HORIZONS' Q1 2003 RESULTS DEMONSTRATE SUPERIOR VALUE PROVIDED
                 BY AQUENT'S $5 PER SHARE CASH MERGER PROPOSAL

Aquent Urges Shareholders to Act Now to Hold Computer Horizons Board Accountable -- Elect Two New Independent Board Members and Enhance Ability to Call Special Meetings

Boston, MA, April 30, 2003 -- Aquent LLC, a privately held global professional services firm, today issued the following statement in response to Computer Horizons Corp.'s (NASDAQ: CHRZ) first quarter 2003 financial results.

Computer Horizons reported the following results, among others:

     o Overall revenues for the quarter dropped 24% from the prior year's comparable period and 10% sequentially;

     o Revenues from IT Services, the Company's staffing division, which is its largest business segment, dropped 34% from the prior year and 17% sequentially; and

     o Revenues from Chimes are no longer growing - they were flat sequentially.

John Chuang, Chairman and Chief Executive Officer of Aquent LLC, said, "We believe that today's earnings announcement by Computer Horizons makes it clearer than ever that our $5.00 per share cash merger proposal offers value well beyond that which the Company can achieve on its own. We encourage the Computer Horizons Board to act now on Aquent's premium cash merger proposal which will enable us to pay shareholders 100x Computer Horizons management's estimated 2003 forward earnings."

Mr. Chuang added, "Aquent urges Computer Horizons shareholders to hold this Board accountable at the upcoming Annual Meeting on May 14 by electing Aquent's two independent director nominees and enhancing shareholders' ability to call special meetings. We believe that failing to do so at this time would permit this Board and management team to entrench themselves at the expense of all shareholders."

Aquent also confirmed that it received a written request from Computer Horizons for information about its sources of financing. The letter did not express any position on the merits of Aquent's premium cash merger proposal or agree to a meeting with Aquent. Aquent has responded to Computer Horizons reiterating the request made in its April 14 proposal letter which is to meet with representatives from Computer Horizons' Board at its earliest convenience. At any such meeting, Aquent will discuss in greater detail its sources of financing.



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About Aquent
Aquent LLC is a privately-held premier global solutions company that operates 70 offices located in 15 countries. Aquent consists of two divisions: IT Services, providing solutions in application development, quality assurance testing, and project management; and Marketing & Creative Services, providing outsourcing, systems consulting and staffing for Global 1000 companies. Aquent was founded 17 years ago and is headquartered in Boston, MA. Additional information about Aquent can be found on the Company's website at www.aquent.com.

In connection with Computer Horizons' upcoming Annual Meeting, Aquent has filed and plans to circulate a proxy statement with the Securities and Exchange Commission (SEC). COMPUTER HORIZONS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Aquent with the SEC in connection with the Annual Meeting at the SEC's web site at www.sec.gov. Computer Horizons shareholders may also obtain free copies of the proxy statement and other documents filed by Aquent in connection with the annual meeting, including information about the identity of the participants in the solicitation (who may be deemed to include, in addition to Aquent, Aquent's nominees Robert A. Trevisani and Karl E. Meyer, and Aquent's directors and executive officers John H. Chuang, Steven M. Kapner, Mia Wenjen and Nunzio Domilici) and a description of their direct and indirect interests, by security holdings or otherwise, by directing a request to: Aquent LLC, 711 Boylston Street, Boston, Massachusetts 02116, Attn: Steven M. Kapner, phone: (617) 535-5000, email: skapner@aquent.com.

SAFE HARBOR STATEMENT

Certain statements contained herein regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby, including due to risk factors listed from time to time in Computer Horizons' reports and filings with the Securities and Exchange Commission.

                                      # # #

Contact:
Investors                               Media
Mark Harnett                            Matthew Sherman / Jeremy Jacobs
MacKenzie Partners                      Joele Frank, Wilkinson Brimmer Katcher
212-929-5877                            212-355-4449